Exhibit 99.6

Liberty Global to become sole owner of VodafoneZiggo

Today Liberty Global announced the agreement to acquire Vodafone Group's share in VodafoneZiggo. Following completion, VodafoneZiggo and Telenet will become part of Ziggo Group, with the intention to list this new company on the Amsterdam stock exchange in 2027.

Kind regards,

Stephen van Rooyen
CEO